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Exhibit 4.3

AGREEMENT AND PLAN OF MERGER

dated as of June 18, 2004

by and among

McCormick & Schmick Holdings LLC,

McCormick & Schmick's Seafood Restaurants, Inc.,

Bruckmann, Rosser, Sherrill & Co. II, L.P.,

and

Castle Harlan Partners III, L.P.,

Exhibit 4.3

MCCORMICK & SCHMICK'S SEAFOOD RESTAURANTS, INC.

AGREEMENT AND PLAN OF MERGER

        This Agreement and Plan of Merger ("Merger Agreement") among McCormick & Schmick Holdings LLC, a Delaware limited liability company ("Holdings LLC"), McCormick & Schmick's Seafood Restaurants, Inc., a Delaware corporation (the "Company"), Bruckmann, Rosser, Sherrill & Co. II, L.P., and Castle Harlan Partners III, L.P. is dated as of June 18, 2004.

RECITALS

        The Company is a wholly owned subsidiary of Holdings LLC and has no assets or liabilities. In connection with an initial public offering of Common Stock by the Company (the "IPO"), Holdings LLC and the Company will merge pursuant to Section 264 of the Delaware General Corporation Law and Section 18-209 of the Delaware Limited Liability Company Act (the "Merger"), the Company will be the surviving entity of the Merger and will succeed to the assets and liabilities of Holdings, LLC, and holders of equity interests in Holdings LLC will receive equity interests in the Company. This Merger Agreement sets forth steps that will be taken to accomplish the Merger and related reorganization from the LLC to the Company.

        In consideration of the premises and the terms and conditions set forth in this Merger Agreement, the parties agree as follows contemporaneously with the Merger:

AGREEMENT

        1.     Merger of Holdings LLC and the Company; Effect of Merger. Pursuant to the laws of the state of Delaware, and subject to and in accordance with the terms and conditions of this Merger Agreement, Holdings LLC and the Company shall merge. Unless otherwise determined by Holdings LLC and the Company, the Merger shall be effective on the date a Certificate of Merger, substantially in the form attached as Exhibit A (the "Certificate of Merger"), is filed with the Delaware Secretary of State ("Effective Time"), which shall occur (a) after the conditions in Section 2 have been met, (b) after the per share price of the common stock to be sold in the IPO is finally determined and (c) as close to (but in any event prior to) the closing of the IPO as is reasonably practicable. At the Effective Time, Holdings LLC and the Company shall be merged in the manner and with the effect provided by Section 264 of the Delaware General Corporation Law and Section 18-209 of the Delaware Limited Liability Company Act, the separate existence of Holdings LLC shall cease and the Company shall be the surviving corporation (the "Surviving Corporation"). The outstanding Preferred Units, Class A-1 Units, Class A-2 Units, Class B Units and Class C Units in Holdings LLC shall be converted into shares of Common Stock, $0.001 par value, of the Surviving Corporation as set forth in Section 3(a) below, and the shares of capital stock of the Company outstanding immediately prior to the Effective Time shall be cancelled.

        2.     Conditions to the Merger and Terminations. The agreements and obligations under this Agreement are subject to the following conditions:

          2.1   Any required approvals of (a) the holders of any class or series of membership units in Holdings LLC and (b) the holders of any class or series of capital stock in the Company shall have been obtained.

          2.2   Any governmental approval required under applicable law in respect of the Merger or the transactions contemplated by this Agreement shall have been received.

        3.     Conversion Ratios; Cancellation of Company Common Stock.

          (a)   Exhibit B sets forth the formulas for determining the conversion as of the Effective Time of the Preferred Units, Class A-1 Units, Class A-2 Units, Class B Units and Class C Units in Holdings LLC into Common Stock, $0.001 par value, of the Surviving Corporation in the Merger and an example of how such formulas will be applied to arrive at the number of shares of Common Stock into which membership units of Holdings LLC shall be converted in the Merger. The Surviving Corporation will not issue fractional shares in the Merger. The aggregate number of shares of Common Stock each former member of Holdings LLC is entitled to receive shall be rounded up to the nearest whole share. Exhibit C sets forth the number of each class of membership units held by members of Holdings LLC and the number of shares of Common Stock each member of Holdings LLC is entitled to receive in the Merger.

          (b)   Shares of Common Stock, $0.001 par value, of the Company outstanding immediately prior to the Effective Time shall be cancelled in the Merger.

        4.     Termination of Agreements. As of the Effective Time after the conditions in Section 2 have been met the following agreements among the members of Holdings LLC shall terminate and be of no further force and effect: (a) the Amended and Restated Limited Liability Company Agreement, dated as of August 22, 2001, as amended (the "LLC Agreement") and (b) the Members Agreement dated August 22, 2001, as amended (the "Members Agreement").

        5.     Charter, Bylaws, Directors and Officers. At the Effective Time, (a) the certificate of incorporation of the Company shall be the certificate of incorporation of the Surviving Corporation, (b) the bylaws of the Company shall be the bylaws of the Surviving Corporation, (c) the members of the board of advisers of Holdings LLC immediately prior to the Effective Time shall be the directors of the Surviving Corporation, and (d) the officers of Holdings LLC immediately prior to the Effective Time shall be the officers of the Surviving Corporation.

        6.     Successors and Assigns. This Merger Agreement shall inure to the benefit of and be binding upon the successors and assigns of each party.

        7.     Amendment and Waiver. No supplement, modification or amendment of, or waiver with respect to, this Merger Agreement shall be binding unless executed in writing.

        8.     Headings. The headings in this Merger Agreement are solely for convenience of reference and shall not limit or otherwise affect the meaning of this Merger Agreement.

        9.     Separability and Conflicts. If one or more of the provisions of this Merger Agreement or any application thereof is declared invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions and any application thereof will in no way be affected or impaired.

        10.   Entire Agreement. This Merger Agreement and the Exhibits hereto supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties with respect to such subject matter.

        11.   Counterparts. This Agreement may be executed in counterparts, each of which will be considered an original, but all of which together will constitute the same instrument.

        12.   Approval as Voting Unitholders. This Merger Agreement constitutes the agreement, consent and approval of BRS and Castle Harlan to the matters set forth herein in their capacity as holders of voting securities of Holdings LLC.

[Signature Page Follows]

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        The parties have executed this Agreement and Plan of Merger as of the date first set forth above.

McCormick & Schmick Holdings LLC		Castle Harlan Partners III, L.P.
		By:	Castle Harlan Associates III, L.P., its general partner
By:

Name:

Title:

		By:	Castle Harlan Partners III GP, Inc. its general partner
McCormick & Schmick's Seafood Restaurants, Inc.
By:		By:

Name:		Name:

Title:		Title:

Bruckmann, Rosser Sherrill & Co. II, L.P.
By:	BRSE, L.L.C., its General Partner
By:

Name:

Title:

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MCCORMICK & SCHMICK'S SEAFOOD RESTAURANTS, INC. AGREEMENT AND PLAN OF MERGER